Exhibit 99.2

Service Agreement

Company to be covered:
GrowLife Inc. (OTCBB: PHOT)

This Service Agreement (the “Agreement”) is by and between Integrity Media, Inc., a Nevada corporation (“IMI”), and GrowLife Inc.., a Delaware corporation (the “COMPANY”).  This Agreement is made effective as of January 23, 2013 (the “Effective Date”).  IMI and the COMPANY are referred to herein individually as a “Party” and collectively as the “Parties”.

I.	SERVICES TO THE COMPANY BY IMI.

IMI agrees to provide the following services to the COMPANY (the “Services”) for one calendar year from the execution date:

(1)	IMI hereby agrees to provide Investor Relations services to the COMPANY including:

(a)	Dedicated phone support and email response for COMPANY shareholders and other interested parties.
(b)	Press release conception and distribution with actual wire costs to be billed to the COMPANY directly by the newswire service.
(c)	Periodic editorial releases discussing market conditions and/or market opportunity with actual wire costs to be paid by the COMPANY as billed by IMI.
(d)	Assistance in crafting Investor Relations copy and collateral as reasonably needed by the COMPANY with periodic updates.
(e)	Targeted media outreach and traditional public relations for the COMPANY as appropriate.

(2)           The COMPANY will provide and approve any content it requests IMI to distribute on its behalf.  IMI will edit, comment and suggest copy changes for the COMPANY; however, the COMPANY is responsible for creating or supplying all original content and for approval of the finished copy and content and thus will take full responsibility for that content.

(3)           The Parties understand that the Services are designed to expose the COMPANY to the investing public.  IMI makes no warranties or guarantees that such exposure will create volume, buying, or price appreciation for the COMPANY’S securities.

II.	COMPENSATION TO IMI

As compensation for the Services, the COMPANY shall issue to IMI a total of 2,000,000 Restricted Rule 144 shares of the COMPANY’S common stock (the “Payment Shares”), in two certificates of 1,000,000 shares. The first certificate shall be issued and delivered upon execution of this agreement and the second 1,000,000 certificate shall be issued and delivered six months from the execution of this agreement. The Payment Shares issued to IMI shall be deemed to be a fully earned, non-refundable, non-apportionable, and non-ratable retainer.  Consequently, the Payment Shares shall be deemed to be fully paid and non-assessable and thus not a payment for future services.  If the COMPANY decides to terminate this Agreement for any reason whatsoever, it is agreed and understood that IMI will not be requested or demanded by the COMPANY to return any of the Payment Shares. Shares should be issued in the corporate name “Integrity Media Inc.”

Following the applicable holding period for the Payment Shares, and upon the written request of IMI, the COMPANY agrees to provide, at its own expense, a valid written legal opinion relative to the sale or proposed sale of the Payment Shares within ten calendar days.  The COMPANY further agrees to cooperate with IMI in having the Rule 144 legend removed from the certificate(s) representing the Payment Shares.  The COMPANY shall not obstruct IMI’s sale of the Payment Shares in any way.

In consideration of the acknowledgment by the COMPANY that the Payment Shares are compensation to IMI for services rendered, the Parties agree that if the COMPANY breaches its promise to provide a written legal opinion relative to the sale or proposed sale of the Payment  Shares to IMI, the COMPANY shall pay to IMI in cash an amount equal to the loss in value of the Payment Shares between the date which is ten calendar days after the request by IMI pursuant to this section and the date the opinion letter is actually provided to IMI, as damages.  This damages clause does not prohibit other available remedies.

III.	MISCELLANEOUS

A.    Indemnification. Because IMI must at all times rely upon the accuracy and completeness of information supplied to it by the COMPANY, the COMPANY agrees that IMI will not be held liable for the accuracy of any information provided by the COMPANY.  The COMPANY further agrees to indemnify, hold harmless, and defend, IMI, including its officers, directors, agents, attorneys, employees and other representatives, at its expense in any proceeding or suit, which may arise out of or due to (i) the negligence of the COMPANY or its officers, directors, agents, attorneys, employees or other representatives that may arise from the inaccuracy or incompleteness of such material supplied by the COMPANY to IMI, or (ii) any breach of any covenant or warranty of the COMPANY in this Agreement.

B.    Authority; Status. Each Party represents that it has the authority to enter into this Agreement.  Each Party acknowledges and agrees that the relationship between the Parties hereto is that of an independent contractor.

C.    Notice. All notices, requests, demands and other communications provided for in this Agreement shall be in writing and will be deemed to have been duly given upon the earliest of the following:  the day of actual receipt by the Party for whom intended, or five days following deposit of the same into the United States mail (certified mail, return receipt requested, and first class postage prepaid), addressed to such Party at the address set forth in this Section, or one business day after being sent by nationally recognized overnight courier to such Party at the address set forth in this Section.  Any Party may designate a different address and/or recipient by notice to the other Party given in accordance with this Section.  Notices will be addressed to the Parties as follows:

2

i. To IMI:	Integrity Media, Inc.
Attn: Kurt Divich, President
8724 W. Gilmore Avenue
Las Vegas, Nevada 89129
Telephone: (702) 396-1000

ii. To COMPANY:	GrowLife, Inc.
Attn: Sterling Scott, CEO
20301 Ventura Blvd, Suite 126
Woodland Hills, CA 91364
Phone: 800-977-5255

D.  Governing Law; Exclusive Jurisdiction and Venue.  This Agreement and the rights of the Parties hereunder shall be interpreted, construed, and governed according to the laws of the State of California, including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws.  The Parties agree that the Courts of the County of Orange, State of California shall have sole and exclusive jurisdiction and venue for the resolution of all disputes arising under the terms of this Agreement and the transactions contemplated herein.

E.  Legal Construction.  If one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the remaining provisions of this Agreement shall remain in full force and effect as if such invalid, illegal, or unenforceable provision had never comprised a part of the Agreement.

F.  Attorneys’ Fees.  In the event any Party hereto shall commence legal proceedings against the other to enforce the terms hereof, or to declare rights hereunder, as the result of a breach of any covenant or condition of this Agreement, the prevailing party in any such proceeding shall be entitled to recover from the losing party its costs of suit, including reasonable attorneys' fees, as may be fixed by the court.

IN WITNESS WHEREOF, the Parties have caused their duly authorized officers to execute this Agreement, on the dates below indicated.

GrowLife Inc.	INTEGRITY MEDIA, INC.,
a Delaware corporation	a Nevada corporation

/s/ Sterling Scott	/s/ Kurt Divich
By: Sterling Scott	By: Kurt Divich
Its: Chief Executive Officer	Its: President